Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Organization
Akebia Investments, LLC	Wyoming
Boabab Investments, LLC	Wyoming
Elata Investments, LLC	Wyoming
Kapok Investments, LLC	Wyoming
Lantana Investments, LLC	Wyoming
Mopane Investments, LLC	Wyoming
Sunza Investments, LLC	Wyoming
Trilosa Investments, LLC	Wyoming
Zinnia Investments, LLC	Wyoming